Exhibit 99.1

The Digital Engagement Company

Bridgeline Digital Board Names Ari Kahn as Next CEO

Industry Veteran to Lead Company Effective Immediately

Burlington, Mass., May 12, 2016 - Bridgeline Digital, Inc. (NASDAQ: BLIN), The Digital Engagement Company™, today announced that Ari Kahn, currently Bridgeline Digital’s Chief Operating Officer and Interim Chief Executive Officer has been selected as Bridgeline Digital’s new Chief Executive Officer. Kahn will assume the role effective immediately.

Industry veteran Ari Kahn is a proven leader in driving revenue growth and profits through innovation and commitment to customer success.

“I am honored to have been appointed as Bridgeline’s next CEO. It is a privilege to be part of an organization that delivers innovative software with high quality services and develops the most talented professionals into leaders,” said Kahn. “We are an organization led by a purpose – to help our customers achieve their business goals with the highest performing and impactful digital experience. I’m committed to helping Bridgeline drive value for our customers, team and shareholders. We have a vision, platform, and team that positions Bridgeline as a long term leader in this exciting market.”

Prior to his role at Bridgeline, Kahn was the co-founder of FatWire, a leading content management and digital engagement company.  Kahn built FatWire to a global corporation with offices in 13 countries and top industry analyst rating. After winning many of the Global-2000 as customers, FatWire had annual revenues of over $40 million and was acquired by Oracle for $160 million.  Kahn received his Ph.D. in Computer Science from the University of Chicago.

“During this time of transformation, I can think of no one better to lead Bridgeline Digital. Ari built FatWire into a profitable market leader in Web Content Management and also rewarded FatWire shareholders with a valuation of over 4 times revenue. His creativity and world-class computer science background make him the perfect choice to lead Bridgeline at this innovative time in Digital Experience Management and create long term value in this market,” said Joni Kahn, Bridgeline Digital’s Chairperson of the Board of Directors (no relation to Ari Kahn).

Kahn’s appointment follows recent shareholder approval to convert up to $6 million of debt into equity and also to add up to $2 million in working capital to the Company.

“We have demonstrated our excitement and confidence in Bridgeline under Ari’s leadership in the most meaningful way we can with our agreement to convert our debt into equity and to make investments into the company. In the two quarters since Ari joined Bridgeline, the company’s Adjusted EBITDA has improved tremendously and we feel Bridgeline is positioned well for long term market leadership,” said Mike Taglich, President & Chairman at Taglich Brothers, a full service brokerage firm in New York and one of Bridgeline’s directors and largest shareholders.

About Bridgeline Digital

Bridgeline Digital, The Digital Engagement Company™, helps customers maximize the performance of their full digital experience – from websites and intranets to online stores and campaigns. Bridgeline’s iAPPS® platform deeply integrates Web Content Management, eCommerce, eMarketing, Social Media management, and Web Analytics to help marketers deliver digital experiences that attract, engage and convert their customers across all channels. Headquartered in Burlington, Mass., Bridgeline has thousands of quality customers that range from small- and medium-sized organizations to Fortune 1000 companies. To learn more, please visit www.bridgeline.com or call (800) 603-9936.

Contact:

Bridgeline Digital, Inc.

Michael D. Prinn

Executive Vice President

& Chief Financial Officer

781.497.3016

mprinn@bridgeline.com